UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 15, 2022

HOOKIPA PHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38869	81-5395687

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, 72nd Floor Suite 7240	10018
New York, New York
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +43 1 890 63 60

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HOOK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Christoph Lengauer

On April 15, 2022, Christoph Lengauer, a member of the board of directors (the “Board”) of HOOKIPA Pharma Inc. (the “Company”), notified the Company that he will not stand for re-election to the Board when his term expires at the Company’s 2022 annual meeting of shareholders on June 30, 2022 (the “2022 Annual Meeting”). Dr. Lengauer’s decision not to stand for re-election to the Board is not due to any disagreement with the Company. Dr. Lengauer will continue to serve as a member of the Board and a member of the Nominating and Corporate Governance Committee of the Board until the 2022 Annual Meeting, when his resignation will be deemed effective.

Appointment of Timothy Reilly

On April 15, 2022, the Board appointed Timothy Reilly, Ph.D. as a director of the Board, effective immediately. Dr. Reilly will serve as a Class II director, to serve until the Company’s annual meeting of stockholders in 2024. Dr. Reilly will also serve as a member of the Nominating and Corporate Governance Committee of the Board commencing on June 30, 2022.

Dr. Reilly is currently Chief Development Officer at HotSpot Therapeutics, a biotechnology company pioneering the discovery and development of novel small molecule allosteric therapies targeting regulatory sites on proteins referred to as “natural hotspots” for the treatment of cancer and autoimmune disease. Prior to 2021, he spent over 18 years at Bristol Myers Squibb (BMS), most recently as a Senior Vice President within Research and Early Development where he had accountability for the early development portfolio across therapeutic areas in oncology, immunology, fibrosis, cardiovascular and neuroscience, overseeing all nonclinical and clinical efforts from development candidate identification through Phase 1/2 clinical development. Dr. Reilly is also an active contributor to several biotech companies as an Entrepreneur in Residence through Atlas Ventures, serves as the industry representative to the Network Steering Committee of the Experimental Cancer Medicines Centres (ECMC) established by Cancer Research UK, sits on the Translation Research Council for CureSMA, and is co-founder and Chief Scientific Officer of a non-profit organization, Spinal Muscular Atrophy Research Team (SMART). He obtained his undergraduate degree from the University of Notre Dame, his doctoral training in Pharmaceutical Sciences (Pharmacology and Toxicology) from Wayne State University, was a research fellow at the National Institutes of Health and was previously a long-standing board-certified Diplomat of the American Board of Toxicology. Our Board believes that Dr. Reilly’s extensive experience in the life sciences industry qualifies him to serve on our Board.

Dr. Reilly will be compensated for his service as a non-employee director pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”). As a non-employee director, Dr. Reilly is entitled to an initial option to purchase 19,200 shares of the Company’s common stock and is also entitled to receive an annual cash retainer of $40,000 and additional annual stock option awards, subject to his continued service on the Board. As a member of the Nominating and Corporate Governance Committee of the Board, Dr. Reilly is also entitled to receive an annual cash retainer of $7,500, subject to his continued service on the Nominating and Corporate Governance Committee. Dr. Reilly may elect to receive stock options in lieu of such annual cash retainer.

The Company also entered into an indemnification agreement with Dr. Reilly in connection with his appointment to the Board, which is in substantially the same form as that entered into with the other directors of the Company. There are no other arrangements or understandings between Dr. Reilly and any other persons pursuant to which he was selected as a director, and Dr. Reilly has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On April 20, 2022, the Company issued a press release announcing the appointment of Dr. Reilly to the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

Item 9.01.	Exhibits

(d) Exhibits

99.1	Press Release issued by the Company on April 20, 2022, furnished herewith.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2022	HOOKIPA Pharma, Inc.

	By:	/s/ Joern Aldag
Joern Aldag
Chief Executive Officer
(Principal Executive Officer)